Exhibit 99.1

Zynex Announces Record Preliminary 2009 Financial Results.

Zynex, Inc. (OTCBB: ZYXI), a provider of pain management systems and electrotherapy products for medical patients with functional disability, announces net income of $2,382,000 in the year ended December 31, 2009. Net revenue for the year ended December 31, 2009 was $18,681,000, an increase of 59% compared to $11,764,000 for 2008 and net income was $2,382,000 versus $111,000 in the prior year.  Cash provided by operations during 2009 was $3,548,000 and the ending cash balance at December 31, 2009 was $863,000.  The company is currently finalizing its 2009 Form 10-K.

Thomas Sandgaard, CEO, said: "I am proud to announce our 2009 financial results, especially having grown net revenue 59% over last year with strong cash flow from operations and profitability in what is considered a difficult economy.  We recently moved into our new headquarters, closed on a new line of credit and have worked on streamlining our infrastructure.  In the 4th quarter of 2009 and the 1st quarter of 2010 we have invested in the expansion of our sales force and the build-out of our infrastructure to handle the claims and orders generated by the growing Zynex sales organization.  We believe that this increased investment will enable Zynex to generate a substantial growth in net revenue and net income in fiscal 2010.  We expect net revenues in the 1st quarter of 2010 will range from being marginally better than the 1st quarter of 2009 to flat with the 4th quarter of 2009 primarily due to the seasonal impact of many patients having the deductible period in the beginning of the calendar year. I am confident that our existing business will continue to grow as planned, create increased shareholder value and eventually become a strong vehicle for developing our two new business units of other types of medical devices.”

Highlights from preliminary 2009 year-end consolidated financial statements:
($ in thousands, except per share amounts)

	2009	2008
Net Revenue	$18,681	$11,764
Net Income	$2,382	$111
Fully Diluted Earnings per Share	$0.08	$-	*
* (less than $0.01 per share)
Net Cash Provided by (used in) Operations	$3,548	$(715)

Cash Balance	$863	$0
Net Accounts Receivable	$5,039	$5,615
Short/Long-term Debt & Other Obligations	$115	$2,071
Net Working Capital	$5,675	$3,149
Stockholders Equity	$7,486	$4,774
Weighted Average Number of Shares Outstanding	30,374,360	30,623,924
(common shares, fully diluted)

About Zynex

Zynex, Inc. (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, an have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain. Zynex has also announced the development of two now business units, Zynex Monitoring Solutions and Zynex NeuroDiagnostic.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our 10-K Report for the year ended December 31, 2008.

Contact:  Zynex Inc, www.zynexmed.com     Thomas Sandgaard, CEO or Taj Bayless, Director of Investor Relations and Business Development,  (303) 703-4906.